Calculation of Filing Fee Tables
S-8
Acasti Pharma Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.0001 per share	Other	1,350,000	$ 2.91	$ 3,928,500.00	0.0001531	$ 601.45
Total Offering Amounts:						$ 3,928,500.00		$ 601.45
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 601.45
Offering Note
[1]	This Registration Statement registers 1,350,000 shares of common stock reserved for issuance under the Acasti Pharma Inc. 2024 Equity Incentive Pan (the "2024 Equity Incentive Plan"). Pursuant to Rule 416 of the Securities Act of 1933, as amended (the "Securities Act"), there are also registered hereunder such indeterminate number of additional shares as may become available for issuance pursuant to the 2024 Equity Incentive Plan as a result of the antidilution provisions contained therein, including stock splits and other similar transactions. The Proposed Maximum Offering Price Per Unit, the Maximum Aggregate Offering Price and the Amount of Registration Fee have been estimated solely for purposes of calculating the registration fee in accordance with paragraphs (c) and (h) of Rule 457 of the Securities Act based upon the average of the daily high and low prices of shares of the registrant's common stock on October 1, 2024, as reported on the Nasdaq Capital Market.